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www.dressbarn.com
                              NEWS RELEASE
CONTACT:
ARMAND CORREIA
SENIOR VICE PRESIDENT & CFO
(845) 369-4600
FOR IMMEDIATE RELEASE
SEPTEMBER 18, 2002

                 THE DRESS BARN, INC. DUTCH AUCTION TENDER OFFER

SUFFERN, NY - SEPTEMBER 18, 2002 - The Dress Barn, Inc. (NASDAQ - DBRN), one of the nation's leading specialty store chains offering value-priced women's career and casual fashions announced today that its Board of Directors has approved the initiation of a "Dutch Auction" Tender Offer by Dress Barn to purchase up to 8,000,000 shares of its outstanding common stock at a price per share of not less than $15.00 nor in excess of $17.00 per share. The tender offer is expected to commence on or about September 19, 2002 and to expire, unless extended, at 5:00 p.m., New York City time, on or about October 18, 2002.

Under the tender offer, stockholders will have the opportunity to tender some or all of their shares at a price within the $15.00 to $17.00 price range. Based on the number of shares tendered and the prices specified by the tendering stockholders, Dress Barn will determine the lowest per share price within the range that will enable it to buy 8,000,000 shares, or such lesser number of shares that are properly tendered. If stockholders of more than 8,000,000 shares properly tender their shares at or below the determined price per share, Dress Barn will purchase shares tendered by such stockholders, at the determined price per share, on a pro rata basis. Stockholders whose shares are purchased in the offer will be paid the determined purchase price per share net in cash, without interest, after the expiration of the offer period. The offer is not contingent upon any minimum number of shares being tendered. The offer is subject to a number of other terms and conditions specified in the offer to purchase that will distributed to stockholders.

     Elliot S. Jaffe, Chairman of the Board of The Dress Barn, Inc. commented:
     "We believe that our stock continues to be undervalued in the market and that a repurchase of our stock is consistent with our goal of maximizing stockholder value. At the same time, our offer provides those who wish to sell shares an opportunity to do so at a premium over recent trading prices and without incurring transaction fees."

The dealer manager for the offer is Bear, Stearns & Co. Inc. The information agent is D. F. King & Co., Inc. The offer to purchase, letter of transmittal and related documents will be mailed to stockholders of record and will also be made available for distribution to beneficial owners of Dress Barn common stock.



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None of Dress Barn, its Board of Directors, the dealer manager and the information agent is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares into the tender offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by Dress Barn.

Stockholders and investors should read carefully the offer to purchase and related materials when they are available because they contain important information. Stockholders and investors may obtain a free copy (when available) of the offer to purchase and other documents that will be filed by Dress Barn with the Securities and Exchange Commission at the Securities and Exchange Commission's web site at www.sec.gov or from the information agent, D. F. King & Company, Inc. (800) 431-9633. Stockholders are urged to carefully read these materials prior to making any decision with respect to the offer.

As previously announced, the Company, will host a conference call on September 18, 2002 at 4:00PM. (EDT). This conference call will be simulcast on The Dress Barn, Inc.'s website, www.dressbarn.com and www.v-call.com or by telephoning
(334) 323-4100 followed by pass code, 69506#. A replay of the call will be available until September 26, 2002 by dialing (888) 258-7854 followed by the passcode 35590.

Simultaneously with the issuance of this news release, the Company has issued a news release announcing its fourth quarter and fiscal year results. Because of the timing of the issuance of these two news releases, the Company will host a second conference call on September 19, 2002 at 8:30AM (EDT). This conference call will be simulcast on The Dress Barn, Inc.'s website, www.dressbarn.com and www.v-call.com or by telephoning (334) 323-4011 followed by pass code, 69506#. A replay of the call will be available until September 27, 2002 by dialing (888) 258-7854 followed by the passcode 37040.

Statements and comments made during the conference calls not historical in nature are "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Such factors may be described in our filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended July 28, 2001 and Form 10-Q for the fiscal quarter ended April 27, 2002. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied therein will not be realized.